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Exhibit 21.1


                           Subsidiaries of the Company

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NAME                               STATE OR JURISDICTION

StockerYale Canada, Inc.           Quebec, Canada
StockerYale (IRL), Ltd.            Cork, Ireland
StockerYale Asia PTE Ltd.          Singapore
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